UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 14, 2012

The New York Times Company

(Exact name of registrant as specified in its charter)

New York	1-5837	13-1102020
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

620 Eighth Avenue, New York, New York	10018
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (212) 556-1234

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01.	Other Events.

On September 14, 2012, The New York Times Company (the “Company”) informed certain former employees who are participants in The New York Times Companies Pension Plan that the Company intends to offer such pension plan participants the option of receiving a one-time lump sum payment equal to the present value of the participant’s pension benefit (payable in cash or rolled over into a qualified retirement plan or IRA) or commencing a reduced monthly annuity now. This voluntary offer will be made to approximately 5,200 eligible terminated vested participants in The New York Times Companies Pension Plan, representing approximately 15% of the Company’s total qualified pension plan liabilities, which was approximately $1.987 billion as of December 25, 2011. Eligible participants will have from September 24 to November 2, 2012 to make their election. The Company expects to make the payments beginning at the end of 2012 and intends to fund the payments from existing pension plan assets.

The Company expects to record a non-cash settlement charge in the fourth quarter of 2012. The actual amount will depend upon the number of participants electing the lump sum payment option, the actual return on plan assets and various actuarial assumptions, including discount rate, long-term rate of return on assets, compensation increases, retirement age and mortality at the remeasurement date. This offer is another step the Company is taking to reduce the size of its pension obligations and the volatility in the Company’s overall financial condition.

Except for the historical information contained herein, the matters discussed in this Form 8-K are forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially from those predicted by such forward-looking statements. These risks and uncertainties include risks detailed from time to time in the Company’s publicly filed documents, including its annual report on Form 10-K for the year ended December 25, 2011. The Company undertakes no obligations to publicly update or revise any forward looking statements whether as a result of new information, future events or otherwise.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

THE NEW YORK TIMES COMPANY

Date: September 14, 2012	By:	/s/ Kenneth A. Richieri
Kenneth A. Richieri Senior Vice President and General Counsel